Exhibit 4.47

Strictly Confidential

Supplemental Agreement II to the Loan Agreement

This Supplemental Agreement II to the Loan Agreement (hereinafter referred to as the “Supplemental Agreement II”) is entered into by the following Parties in accordance with relevant Chinese laws, regulations and rules on July 10, 2017 in the People’s Republic of China (hereinafter referred to as “China”):

Borrower: iKang Health Technology Group Co., Ltd. (Hereinafter referred to as the “Borrower”)

Lender: AVIC Trust Co., Ltd. (Hereinafter referred to as the “Lender”)

Whereas,

The Borrower and the Lender (each called a “Party”, and collectively. the “Parties”) entered into a loan agreement (the “Original Loan Agreement”) on December 9, 2015, and signed a supplemental agreement to the Original Loan Agreement on January 17, 2017 to specify issues regarding the loan from the Lender to the Borrower and a debt-to-equity conversion.

The Parties intend to further clarify, supplement and revise relevant arrangements set forth in the Original Loan Agreement;

Therefore, the Parties agree to the following through discussion and consultation:

I.                                        The Borrower has repaid the Lender RMB 100 million (“Repayment Amount in January 2017”) before January 20, 2017. The interest was calculated at 8% simple interest per annum.

II.                                   The Lender agrees that an amount of RMB 200 million of the original loan will be converted into shares of the privatized subject company in accordance with applicable laws when iKang Healthcare Group Inc. (Cayman Island) is privatized (the “Amount Converted into Shares”). The Borrower will return the outstanding balance of the original loan after deduction of Repayment Amount in January 2017 and Amount Converted into Shares at the time of completion of privatization. The interest will be calculated at 10% simple interest per annum.

III.                              If the Lender cannot exercise the right of conversion due to objective restrictions of laws and regulations (including but not limited to securities, foreign investment and foreign exchange management) or refusal by the buyer’s consortium to accept the conversion, the Borrower shall, upon completion of the privatization, repay the total loan amount of RMB 400 million at 10% simple interest rate.

IV.                               The Parties further agree that the expiration date of the above RMB 400 million loan will be extended to December 31, 2018. If the privatization is terminated, the Borrower will repay the total loan amount of RMB 400 million to the Lender on December 31, 2018 at 8% simple interest per annum. The Borrower may repay the loan in advance. If iKang dental business of the Borrower is financed separately before December 31, 2018, the Lender has the right to invest RMB 100 million of the total RMB 400 million loan in iKang dental business. The specific financing plan is to be determined.

V.                                    The Borrower agrees to pay the Lender the interest on the remaining RMB 200 million of the RMB 400 million loan which is not involved in the privatization of iKang Healthcare Group Inc. (Cayman Island) at 8% simple interest per annum. If Yunfeng Capital (Shanghai Yunfeng Investment Management Co., Ltd.) announces withdrawal from transactions relating to the privatization of iKang Healthcare Group Inc. (Cayman Island) before December 20, 2017, and the Borrower fails to repay the loan principal, the Borrower shall pay the Lender the interest on the other RMB 200 million of the total RMB 400 million loan which fails to be invested in the privatization of iKang Healthcare Group Inc. (Cayman Island) at 8% simple interest per annum.

VI.                               Other terms of the Original Loan Agreement remain unchanged.

VII.                          This Supplemental Agreement II shall enter into force on the date of signing by the Parties.

Borrower: iKang Health Technology Group Co., Ltd.

(Authorized Representative)

Lender: AVIC Trust Co., Ltd.

(Authorized Representative)